Exhibit 10(k)
Schering-Plough Corporation
Savings Advantage Plan
(amended and restated as of January 1, 2008)

Schering-Plough Corporation
Savings Advantage Plan

-i-

PURPOSE
     The Schering-Plough Corporation Savings Advantage Plan (the “Plan”) is intended to attract and retain qualified individuals to serve as officers and managers of Schering-Plough Corporation and its affiliates by providing a select group of the Company’s management and highly compensated employees with the ability to defer the receipt of a portion of their compensation. The Plan is effective as of January 1, 2004. The Plan has been subsequently amended and restated, effective January 1, 2008.
ARTICLE 1
DEFINITIONS
     When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated below:
     1.01 Account. “Account” means the sum of a Participant’s Employer Contribution Account, Non-Qualified Defined Benefit Plan Rollover Account, Non-Qualified Defined Contribution Plan Rollover Account, Prior Plan Stock Rollover Account, Cash LTIP Rollover Account, Performance Plan Rollover Account, and Elective Deferral Account.
     1.02 Base Compensation Elective Deferral Credit. “Base Compensation Elective Deferral Credit” means the amount of Compensation (other than Bonus) that a Participant elects to defer under the Plan pursuant to Section 3.02, and which the Employer credits to the Participant’s Elective Deferral Account.
     1.03 Base Salary. “Base Salary” means that portion of an Eligible Employee’s Compensation that represents his or her annual rate of pay (not including Bonus) prior to any reduction for amounts deferred by the Eligible Employee pursuant to the Savings Plan or Section 125 or 132(f)(4) of the Code, or pursuant to this Plan or any other non-qualified plan that permits the voluntary deferral of compensation.
     1.04 Beneficiary. “Beneficiary” means the person, persons, or entity designated by the Participant pursuant to Article VI to receive any benefits payable under the Plan after the Participant’s death.
     1.05 Board. “Board” means the Board of Directors of the Company.
     1.06 Bonus. “Bonus” means any regular, recurring bonus payable to an Eligible Employee from one of the Company’s annual incentive plans prior to any reduction for any amounts deferred by the Participant under the Savings Plan or Section 125 or 132(f)(4) of the Code, or pursuant to this Plan or any other non-qualified plan that permits the voluntary deferral of compensation. The term Bonus only applies to amounts that are deemed performance-based in accordance with Section 409A of the Code.
     1.07 Bonus Elective Deferral Credits. “Bonus Elective Deferral Credits” means the amount of Bonus that a Participant elects to defer under the Plan pursuant to Section 3.03, and which the Employer credits to the Participant’s Elective Deferral Account.

     1.08 Bonus Eligible Employee. “Bonus Eligible Employee” means any highly compensated or management employee of an Employer who is paid on the Company’s U.S. payroll, who normally works within the U.S., and whose Base Salary from his or her Employer equals or exceeds $230,000 (or such other limit as set forth pursuant to Section 401(a)(17) of the Code) as of April 15 of the calendar year in which the Bonus is earned.
     1.09 Cash LTIP. “Cash LTIP” means the Company’s Cash Long-Term Incentive Plan, as amended from time to time.
     1.10 Cash LTIP Rollover Account. “Cash LTIP Rollover Account” means the account maintained for the purpose of recording Cash LTIP Rollover Credits and the amount of deemed investment earnings credited thereto pursuant to Article IV.
     1.11 Cash LTIP Rollover Credits. “Cash LTIP Rollover Credits” means the amount that becomes distributable to a Participant under the Cash LTIP that is automatically deferred under the Plan pursuant to Section 3.04(d).
     1.12 Change in Control. “Change in Control” means a Change of Control as defined in the Company’s 2006 Stock Incentive Plan or any successor to such plan.
     1.13 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     1.14 Committee. “Committee” means the Global Benefits and Compensation Oversight Committee of Schering-Plough Corporation or its delegate.
     1.15 Company. “Company” means the Schering-Plough Corporation, a New Jersey corporation, and any successor thereto.
     1.16 Compensation. “Compensation” has the same meaning as set forth in the Savings Plan without regard to any limitation thereon imposed by Section 401(a)(17) of the Code and without deducting any amounts deferred under this Plan. Notwithstanding the foregoing, for purposes of calculating the Employer Contribution Credit, Compensation also includes Base Compensation Elective Deferral Credits and the Bonus Elective Deferral Credits.
     1.17 Covered Employee. “Covered Employee” means with respect to a particular calendar year, a covered employee as defined in Treasury regulation Section 1.162-27(c)(2) or any replacement regulation thereof. At the time of the adoption of this Plan, this includes any individual who, as of the last day of the Company’s taxable year, is the Chief Executive Officer or one of the four highest compensated officers (other than the Chief Executive Officer) as determined under the Securities Exchange Act of 1934, as amended.
     1.18 Deferral Election. “Deferral Election” means the written election made by a Participant to defer Compensation pursuant to Article III.
     1.19 Disability. “Disability” means any condition in which the Participant is considered Disabled as defined in Section 409A of the Code.

     1.20 Elective Deferral Account. “Elective Deferral Account” means the account maintained on the books of the Employer for the purpose of accounting for the Base Compensation Elective Deferral Credits and Bonus Elective Deferral Credits that a Participant elects to defer under the Plan, and for the amount of deemed investment return credited thereto pursuant to Article IV.
     1.21 Eligible Employee. “Eligible Employee” means any employee who is a Salary Eligible Employee, a Bonus Eligible Employee, or an Expatriate Employee.
     1.22 Employer. “Employer” means, with respect to a Participant, the Company or the Selected Affiliate that pays such Participant’s Compensation.
     1.23 Employer Contribution Account. “Employer Contribution Account” means the account maintained on the books of the Employer for the purpose of accounting for the Employer Contribution Credits that are credited to a Participant pursuant to Section 3.01 of the Plan, and for the amount of deemed investment return credited thereto pursuant to Article IV.
     1.24 Employer Contribution Credit. “Employer Contribution Credit” means the amount credited to a Participant’s Employer Contribution Account pursuant to Section 3.01.
     1.25 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.26 Expatriated Employee. “Expatriated Employee” means an employee who receives Compensation from an Employer, but does not meet the definition of a Salary Eligible Employee or a Bonus Eligible Employee only because he or she either is not paid on the Company’s U.S. payroll or normally works outside the U.S.
     1.27 Hardship Withdrawal. “Hardship Withdrawal” has the meaning set forth in Section 5.05.
     1.28 Investment Committee. “Investment Committee” means the Investment Committee of Schering-Plough Corporation.
     1.29 Investment Return Rate. “Investment Return Rate” means:
     (a) In the case of an investment named in Exhibit A of a fixed income nature, the interest deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the Savings Plan;
     (b) In the case of an investment named in Exhibit A of an equity investment nature, the increase or decrease in deemed value and dividends deemed to be credited as determined in accordance with the procedures applicable to the same investment option provided under the Savings Plan; or
     (c) In the case of the Common Stock Investment Option, the increase or decrease in the deemed value, and the reinvestment in the Schering-Plough Corporation Common Stock of

any dividends deemed to be credited, as determined in accordance with the procedures established by the Investment Committee.
     1.30 Non-Qualified Defined Benefit Plan Rollover Account. “Non-Qualified Defined Benefit Plan Rollover Account” means the account maintained on the books of the Employer for the purpose of accounting for the Non-Qualified Defined Benefit Plan Rollover Credits that are credited to a Participant pursuant to Section 3.04(a) of the Plan, and for the amount of deemed investment return credited thereto pursuant to Article IV.
     1.31 Non-Qualified Defined Benefit Plan Rollover Credit. “Non-Qualified Defined Benefit Plan Rollover Credit” means the amount that becomes distributable to a Participant under the Company’s non-qualified defined benefit plan that the is automatically deferred pursuant to Section 3.04(a) of the Plan.
     1.32 Non-Qualified Defined Contribution Plan Rollover Account. “Non-Qualified Defined Contribution Plan Rollover Account” means the account maintained on the books of the Employer for the purpose of accounting for the Non-Qualified Defined Contribution Credits that are credited to a Participant pursuant to Section 3.04(b) of the Plan, and for the amount of deemed investment return credited thereto pursuant to Article IV.
     1.33 Open Enrollment Period. “Open Enrollment Period” means the period or periods established by the Company in any calendar year for making various elections described in the Plan that affect the rights of Participants and Beneficiaries with respect to subsequent periods.
     1.34 Participant. “Participant” means an Eligible Employee who elects to participate by executing and delivering any agreements required by the Committee in order to participate in the Plan.
     1.35 Performance Plan. “Performance Plan” means the Company’s Long-Term Performance Share Unit Incentive Plan, as amended from time to time.
     1.36 Performance Plan Rollover Account. “Performance Plan Rollover Account” means the account maintained for the purpose of recording Performance Plan Rollover Credits and the amount of deemed investment return credited thereto pursuant to Article IV.
     1.37 Performance Plan Rollover Credit. “Performance Plan Rollover Credit” means the amount that becomes distributable to a Participant under the Performance Plan that is automatically deferred under the Plan pursuant to Section 3.04(e).
     1.38 Plan. “Plan” means the Schering-Plough Corporation Savings Advantage Plan, as amended from time to time.
     1.39 Plan Sponsor. “Plan Sponsor” means Schering Corporation.
     1.40 Plan Year. “Plan Year” means a twelve-month period commencing January 1 and ending the following December 31.

     1.41 Prior Plan Stock Rollover Account. “Prior Plan Stock Rollover Account” means the account maintained on the books of the Employer for the purpose of accounting for the amounts under the Company’s Transformational Program that is automatically deferred pursuant to Section 3.04(c) of the Plan, and for the amount of deemed investment return credited thereto pursuant to Article IV.
     1.42 Prior Plan Stock Rollover Credit. “Prior Plan Stock Rollover Credit” means the amount that becomes distributable to a Participant under the Company’s Transformational Program that is automatically deferred under the Plan pursuant to Section 3.04(c) of the Plan.
     1.43 Salary Eligible Employee. “Salary Eligible Employee” means any highly compensated or management employee of an Employer who is paid on the Company’s U.S. payroll, who normally works within the U.S., and whose Base Salary and target incentive bonus from his or her Employer equals or exceeds $220,000 (or such other limit as set forth pursuant to Section 401(a)(17) of the Code) as of October 15 of the prior year (or, in the case of a newly hired employee, as of his or her employment commencement date).
     1.44 Savings Plan. “Savings Plan” means the Schering-Plough Employees’ Savings Plan, as amended from time to time, or any successor thereto.
     1.45 Specified Employee. “Specified Employee” means a specified employee as defined in Section 409A of the Code and Treasury regulations thereunder and as determined in accordance with rules established and uniformly applied by the Committee in accordance with Section 409A of the Code.
     1.46 Transformational Program. “Transformational Program” means the Company’s Transformational Performance Contingent Shares Program, as amended from time to time.
     1.47 Value. “Value” means, with respect to any applicable date, the fair market value determined by the Investment Committee as of the previous Valuation Date.
     1.48 Valuation Date. “Valuation Date” means a date on which the amount of a Participant’s Account is valued as provided in Article IV. The Valuation Date shall be each trading day under the applicable market or exchange or on any date on which a net asset value is calculated by the Plan’s third party administrator with respect to the applicable investment.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
     2.01 Eligibility.
     (a) 2004 Employer Contribution Credits. Any Eligible Employee whose Compensation exceeds $205,000 during 2004 shall be eligible to receive Employer Contribution Credits to his or her Employer Contribution Account in accordance with Section 3.01 below for the 2004 Plan Year.

     (b) 2005 and Later Employer Contribution Credits. Any person who is an Eligible Employee with respect to the 2005 Plan Year or a later Plan Year shall be eligible to receive Employer Contribution Credits to his or her Employer Contribution Account for that Plan Year in accordance with Section 3.01 below after his or her Compensation exceeds the applicable Section 401(a)(17) limit for that year.
     (c) 2005 and Later Base Compensation Deferrals. Any person who is a Salary Eligible Employee with respect to the 2005 Plan Year or a later Plan Year shall be eligible to elect to defer a portion of his or her Compensation (not including Bonus) payable in such year in accordance with Section 3.02 below. Any such election must be made during the Company’s applicable Open Enrollment Period that precedes the year in which the deferrals are to be made, provided, however that Eligible Employees hired during 2005 or a later Plan Year may make such an election at any time within 30 days after their date of hire. An election made by a Participant within the 30 days after his or her date of hire shall apply only to Compensation that has been earned after such election has been made.
     (d) 2005 Bonus Deferrals. Any person who is a Bonus Eligible Employee with respect to the 2005 Plan Year shall be eligible to elect to defer a portion of his or her Bonus that is payable in 2005 in accordance with Section 3.03 below. Any such election must be made during the period from April 23, 2004 until May 28, 2004, provided, however that Bonus Eligible Employees hired during 2004 may make such an election at any time within 30 days after their date of eligibility to participate in the Plan. An election made by a Participant within the 30 days after his or her date of hire shall apply only to a Bonus (or portion of a Bonus) that has been earned after such election has been made.
     (e) 2006 and Later Bonus Deferrals. Any person who is a Bonus Eligible Employee with respect to the 2006 Plan Year or a later Plan Year shall be eligible to elect to defer a portion of his or her Bonus that is payable in 2006 or such later Plan Year, as applicable. Any such election must be made during the applicable Open Enrollment Period to be completed not later than six months into the Plan Year in which such Bonus is earned, provided, however that Bonus Eligible Employees hired during any such Plan Year may make an election to defer their Bonus that is payable in the following year at any time within 30 days after their date of hire. An election made by a Participant within the 30 days after his or her date of hire shall apply only to a Bonus (or portion of a Bonus) that has been earned after such election has been made.
     2.02 Participation. Notwithstanding anything herein to the contrary, Participation in the Plan shall be limited to Eligible Employees who elect to participate in the Plan by executing and filing the appropriate documentation required by the Committee, if any.
ARTICLE 3
DEFERRAL OF COMPENSATION
     3.01 Employer Contribution Credits. With respect to each Plan Year, the Employer shall credit Employer Contribution Credits to the Employer Contribution Account of each Eligible Employee who satisfies the requirements of Section 2.01(a) or (b), as applicable. The amount of the Employer Contribution Credits shall be equal to five percent of such Eligible Employee’s Compensation for the Plan Year that exceeds the lower of (a) $230,000 or such other limit as set forth in Section 401(a)(17) of the Code for that year and (b) the Participant’s compensation applicable under the Savings Plan. Employer Contribution Credits shall be credited to the Participant’s Account on the same date on which the related employer contributions are made to the Savings Plan or such other date as the Committee shall determine.
     3.02 Base Compensation Elective Deferral Credits. With respect to each Plan Year beginning on or after January 1, 2005, an Eligible Employee who satisfies the requirements of Section 2.01(c) may elect to defer a up to 80% of his or her Compensation (excluding Bonus) in 1% increments by filing a complete and timely Deferral Election with the Committee. Any such election must be made during the Company’s Open Enrollment Period that precedes the year in which the Compensation being deferred is otherwise payable, provided, however that Eligible Employees hired during a 2005 or later Plan Year may make such an election at any time within 30 days after their date of hire. An election made by a Participant within the 30 days after his or her date of hire shall apply only to Compensation that has been earned after such election has been made. A Participant may change the percentage of his or her Compensation to be deferred by filing a new Deferral Election with the Committee during the Company’s Open Enrollment Period or at such other time as the Committee shall permit. Any such change shall be effective as of the first day of the Plan Year immediately following the Plan Year in which such Deferral Election is filed with the Committee. Base Compensation Elective Deferral Credits shall be credited to the Participant’s Account on the same date for each pay period on which elective deferrals for the same pay period are generally contributed to the Savings Plan or such other date as the Committee shall determine. Notwithstanding anything herein to the contrary, the Committee may reduce the percentage of Compensation that the Participant elects to defer if the Committee believes that the percentage elected by the Participant is likely to result in a negative balance in the Participant’s pay in any pay period after considering all applicable deductions (including garnishments).
     3.03 Bonus Elective Deferral Credits. With respect to each Plan Year beginning on or after January 1, 2005, a Bonus Eligible Employee who satisfies the requirements of Section 2.01(d) or (e), as applicable, may elect to defer up to 100% of his or her Bonus (in 1% increments) by filing a complete and timely Deferral Election with the Committee. Any such election with respect to a Bonus payable in 2005 must be made during the period from April 23, 2004 until May 28, 2004, provided, however that Bonus Eligible Employees hired during 2004 may make such an election at any time within 30 days after their date of first becoming eligible to participate in the Plan. An election made by a Participant within the 30 days after his or her date of hire shall apply only to a Bonus that has been earned after such election has been made. Any such election with respect to a Bonus payable in 2006 or any year thereafter must be made during the Open Enrollment Period to be completed not later than six months into the calendar year in which the Bonus is earned, provided, however that Bonus Eligible Employees hired during any year may make an election at any time within 30 days after their date of hire to defer the Bonus. An election made by a Participant within the 30 days after his or her date of hire shall apply only to a Bonus that has been earned after such election has been made. Unless modified in accordance with the terms of the Plan, such an election shall apply to the first regular, recurring bonus to which the employee is entitled after his or her date of hire and any subsequent bonus thereafter. Bonus Elective Deferral Credits shall be credited to the Participant’s Account as soon as administratively practicable following the date that such Bonuses are otherwise payable from the applicable incentive plan. Notwithstanding anything herein to the contrary, the Committee may reduce the percentage of Bonus deferrals elected by the Participant if the Committee believes that the percentage elected by the Participant is likely to result in a negative balance in the Participant’s pay in any pay period after considering all applicable deductions (including garnishments).
     3.04 Deferrals of Distributions from Non-Qualified Defined Benefit and Defined Contribution Plans. Any deferral made pursuant to this Section 3.04 must be made at least twelve months prior to the first scheduled payment under the transferor plan. In addition, no payment previously scheduled under a transferor plan may be accelerated. Also, a Participant cannot receive any payments of the transferred amounts for a period of at least five years from the date that the distribution was originally scheduled to be made under the terms of the transferor plan. Notwithstanding the preceding sentence, if a Participant has made or makes an election pursuant to this Section 3.04 prior to January 1, 2007, he or she will be permitted to make a special one-time only election regarding the form and timing of his or her Non-Qualified Defined Benefit Plan Rollover Credits. Such special one-time election shall be effective regardless of whether it complies with the five-year delay requirement. To the extent that any payroll taxes become due as a result of any election under this Section 3.04, such taxes, together with federal and state income taxes thereon, shall be paid by the Company and shall reduce the applicable Account accordingly, to the extent permissible by law without resulting in adverse current income tax consequences to the Participants.
     (a) Non-Qualified Defined Benefit Plan Rollover Credits. To the extent permitted by the Committee, Eligible Employees who participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”) or the Company’s Retirement Benefits Equalization Plan (“RBEP”) may elect to defer under this Plan the actuarial single sum present value of benefits (determined in the manner established by the Committee) that become payable under the SERP or the RBEP. Notwithstanding the forgoing, any Participant who makes such an election with respect to the SERP shall automatically be deemed to make such and election with respect to any benefits to which he or she is entitled under the RBEP. Once the deferral referenced in this paragraph becomes effective, (i) any amounts deferred pursuant to this paragraph shall be deemed to be invested in this Plan in accordance with the Participant’s latest effective elections applicable to new contributions; and (ii) any such deferrals shall be subject to the terms and conditions of this Plan (including those terms governing distribution, withdrawal, and deemed investment) and shall not be subject to the terms and conditions of, or payable from, the plan pursuant to which such amounts were originally maintained.
     (b) Non-Qualified Defined Contribution Plan Rollover Credits. Eligible Employees who participate in any 162(m) Deferred Compensation plans of the Company automatically shall have any amounts deferred under such plan governed by the terms of this Plan with regard to administration, deemed investment and timing and form of benefit distributions. Once the deferral referenced in this paragraph becomes effective, (i) any amounts deferred pursuant to this paragraph shall be deemed to be invested in this Plan in accordance with the Participant’s latest effective elections applicable to new contributions; and (ii) any such deferrals shall be subject to the terms and conditions of this Plan (including those terms governing distribution, withdrawal, and deemed investment) and shall not be subject to the terms and conditions of, or payable from, the plan pursuant to which such amounts were originally maintained.

     (c) Transformational Program Rollover Credits. With respect to any Eligible Employee who participates in the Transformational Program, on or around March 15, 2009, the Company shall credit the Fair Market Value (as defined in the Transformational Program) of each Eligible Employee’s vested Share Units (as defined in the Transformational Program) to the Participant’s stock rollover account under the Plan. Once the deferral referenced in this paragraph becomes effective, (i) each stock unit deferred pursuant to this paragraph shall be deemed to be invested in this Plan in a phantom share, which shall be the equivalent of one share of the Company’s Common Stock; and (ii) any such stock units shall be subject to the terms and conditions of this Plan (including those terms governing distribution, withdrawal, and deemed investment) and shall not be subject to the terms and conditions of, or payable from, the Transformational Program. Any dividends paid on the Company’s Common Stock shall be deemed to be reinvested in phantom shares of the Company’s Common Stock at the then fair market value of the Company’s Common Stock. A Participant’s vested Prior Plan Stock Rollover Credit shall be subject to his or her distribution election applicable to the year in which the Prior Plan Stock Rollover Credit is made to the Plan.
     (d) Cash LTIP Rollover Credits. With respect to any Eligible Employee who participates in the Cash LTIP, on or around March 15, 2007, the Company shall credit each such Participant’s incentive award under the Cash LTIP to the Participant’s Account under the Plan. Once the deferral referenced in this paragraph becomes effective, (i) any amounts deferred pursuant to this paragraph shall be deemed to be invested in this Plan in accordance with the Participant’s latest effective elections applicable to new contributions; and (ii) any such deferrals shall be subject to the terms and conditions of this Plan (including those terms governing distribution, withdrawal, and deemed investment) and shall not be subject to the terms and conditions of, or payable from, the plan pursuant to which such amounts were originally maintained. Notwithstanding the preceding sentence, a Participant’s Cash LTIP Rollover Account shall be subject to a vesting schedule as follows:
          (i) 25% of the Cash LTIP Rollover Credit shall vest immediately;
          (ii) The next 50% of the Cash LTIP Rollover Credit shall vest on December 31, 2007; and
          (iii) The remaining 25% of the Cash LTIP Rollover Credit shall vest on December 31, 2008.
          A Participant’s Cash LTIP Rollover Credit shall vest fully if the Participant retires, incurs a Disability, dies or in the event of a change of control of the Company (as defined in the Cash LTIP). If the Participant leaves the Company for any other reason, he or she shall forfeit any unvested portion of the Cash LTIP Rollover Account. Any deemed earnings on a Cash LTIP Rollover Credit shall vest in the same proportion as the rest of the Cash LTIP Rollover Credit. A Participant’s vested Cash LTIP Rollover Credit shall be subject to his or her distribution election applicable to the year in which the Cash LTIP Rollover Credit is made to the Plan.
     (e) Performance Plan Rollover Credits. With respect to any Eligible Employee who participates in the Performance Plan, on or around March 15, 2007, the Company shall credit the

Fair Market Value (as defined in the Performance Plan) of each Eligible Employee’s vested Share Units (as defined in the Performance Plan) to the Participant’s Account under the Plan. Once the deferral referenced in this paragraph becomes effective, (i) any amounts deferred pursuant to this paragraph shall be deemed to be invested in this Plan in accordance with the Participant’s latest effective elections applicable to new contributions; and (ii) any such deferrals shall be subject to the terms and conditions of this Plan (including those terms governing distribution, withdrawal, and deemed investment) and shall not be subject to the terms and conditions of, or payable from, the plan pursuant to which such amounts were originally maintained. Notwithstanding the preceding sentence, a Participant’s Performance Plan Rollover Account shall be subject to a vesting schedule as follows:
          (i) 25% of the Performance Plan Rollover Credit shall vest immediately;
          (ii) The next 50% of the Performance Plan Rollover Credit shall vest on December 31, 2007; and
          (iii) The remaining 25% of the Performance Plan Rollover Credit shall vest on December 31, 2008.
     A Participant’s Performance Plan Rollover Account shall vest fully if the Participant retires, incurs a Disability, dies or in the event of a change of control of the Company (as defined in the Performance Plan). If the Participant leaves the Company for any other reason, he or she shall forfeit any unvested portion of the Performance Plan Rollover Account. Any deemed earnings on a Performance Plan Rollover Credit shall vest in the same proportion as the rest of the Performance Plan Rollover Credit. A Participant’s vested Performance Plan Rollover Credit shall be subject to his or her distribution election applicable to the year in which the Performance Plan Rollover Credit is made to the Plan.
     3.05 Tax Withholding. Except as otherwise provided in Section 3.04, to the extent that the Employer is required to withhold any taxes or other amounts from a Participant’s Compensation subject to a Deferral Election pursuant to any state, federal, or local law, such amounts shall be withheld only from his or her Compensation before any Elective Deferral Credits are credited to his or her Account.
ARTICLE 4
BENEFIT ACCOUNTS
     4.01 Valuation of Account. As of each Valuation Date, a Participant’s Account shall consist of the balance of the Participant’s Account as of the immediately preceding Valuation Date, plus the Participant’s Elective Deferral Credits, Bonus Elective Deferral Credits, Employer Contribution Credits, Non-Qualified Defined Benefit Plan Rollover Credits, Non-Qualified Defined Contribution Plan Rollover Credits, Prior Plan Stock Rollover Credits, Performance Plan Rollover Credits and Cash LTIP Rollover Credits that are credited pursuant to Article III since the immediately preceding Valuation Date, plus or minus deemed investment gain or loss credited as of such Valuation Date pursuant to Section 4.02, minus the aggregate amount of distributions, if any, made from such Account since the immediately preceding Valuation Date.

     4.02 Crediting of Deemed Investment Return. As of each Valuation Date, each Participant’s Account shall be increased or decreased by the amount of deemed investment gain or loss earned since the immediately preceding Valuation Date. Deemed investment return shall be credited at the Investment Return Rate as of such Valuation Date based upon the average balance of the Participant’s Account since the immediately preceding Valuation Date, but after such Accounts have been adjusted for any contributions or distributions to be credited or deducted for such period or with such other method as the Investment Committee shall deem appropriate. Deemed investment return for the period prior to the first Valuation Date applicable to an Account shall be deemed earned ratably over such period. Until a Participant or his or her Beneficiary receives his or her entire Account, the unpaid balance thereof shall earn a deemed investment return as provided in this Section 4.02.
     4.03 Statement of Accounts. The Committee shall provide to each Participant, within 30 days after the close of each calendar quarter, a statement setting forth the balance of such Participant’s Account as of the last day of the preceding calendar quarter and showing all adjustments made thereto during such calendar quarter.
     4.04 Vesting of Amounts. Except with respect to Cash LTIP Rollover Credits and Performance Plan Rollover Credits, a Participant shall be 100 percent vested in the amounts credited to his or her Account.
     4.05 Deemed Investments.
     (a) New Money and Reallocation Elections. A Participant may direct that the amounts credited to his or her Account under Article III be deemed invested in one or more of the investment options listed in Exhibit A, in increments of whole percentages or whole dollars (a “New Money Election”). In the event that a Participant fails to designate a New Money Election, new deferrals credited to the Participant’s Account shall be deemed to be invested in the Treasury Money Market Fund or such other fund as the Committee shall designate. Unless determined otherwise by the Committee, a Participant may not make more than one New Money Election per calendar quarter. A Participant also may direct that amounts previously credited to his or her Account and deemed invested in one or more of the investment options listed in Exhibit A, be transferred, in increments of whole percentages or whole dollars between and among the then available investment options listed in Exhibit A (a “Reallocation Election”). Unless determined otherwise by the Committee, a Participant may not make more than one Reallocation Election per calendar quarter. A New Money Election or a Reallocation Election must be filed with the Committee in accordance with uniform rules established by the Committee. A Reallocation Election shall not change a Participant’s existing New Money election. The effective date of any New Money Election or Reallocation Election shall be the Valuation Date on which such election is received by the Committee in accordance with uniform rules established by the Committee.
     (b) Insider Trading Restrictions. The Company reserves the right to refuse to honor any Participant direction related to deemed investments, including deemed contributions to, distributions from, and transfers among investment options, and any other circumstances where the Committee deems it necessary or desirable to refuse to honor such a direction in order to ensure or facilitate compliance with applicable law including U.S. or other securities laws, or the

Company’s insider trading policies and practices. The Company, however, does not assume any responsibility for compliance by officers or others with any such laws, and any failure by the Company to delay or dishonor any such direction shall not be deemed to increase the Company’s legal exposure to the Participant or third parties.
     (e) Prior Plan Stock Rollover Account. Notwithstanding the foregoing, a Participant’s Prior Plan Stock Rollover Account shall always be deemed invested in the Schering-Plough Common Stock Investment Option.
ARTICLE 5
PAYMENT OF BENEFITS
     5.01 Distributions.
     (a) Reasons other than Death, Disability, or Change in Control. At the time at which his or her initial deferral election is made, each Participant may elect to commence receiving distributions of the balance of his or her Account (i) on or about the first day of any month elected by the Participant, provided that such day is no less than three years from the day on which the election is made; (ii) with respect to a Participant who elects a single sum payment, within 60 days following the termination of his or her employment or, with respect to distributions in any form other than a single sum, the first day of the month that is at least 60 days following the termination of his or her employment; or (iii) the earlier of (i) or (ii); subject to any delays under Section 5.03. Elections made during Open Enrollment or, in the case of a newly eligible Participant, within 30 days of such Participant’s eligibility date, shall be immediately effective. Distributions under this Section 5.01(a) may be made in any form permissible under Section 5.02. Except as otherwise provided in Sections 5.01(b) and (c), in the event that a Participant fails to elect when to commence distribution of his or her Account or such an election is not yet effective, the balance of his or her Account shall be distributed within 60 days after the Participant’s termination of employment, subject to any delays under Section 5.03.
     Notwithstanding the foregoing, effective for deferrals made in the 2006 Plan Year and thereafter, a Participant must make a distribution election (relating to the timing and form of the distribution ) during each Open Enrollment applicable to any deferrals made in such Plan Year only (a “Class Year”). In the event a Participant does not make a distribution election during an Open Enrollment for a Class Year, the distribution election that applied to the deferrals in the prior Class Year shall apply to the deferrals in the current Class Year, to the extent permitted by law.
     With respect to Participants who participated in the Plan during the 2004 Plan Year and/or 2005 Plan Year, the distribution election that he or she elected during the applicable Open Enrollment shall apply to deferrals made during these Plan Years and shall continue to apply to future Class Years until he or she makes a new distribution election. If a Participant has not participated in the Plan previously and does not make a distribution election, he or she shall be deemed to have elected a lump sum payment within 60 days following the termination of his or her employment.

     (b) Death. Notwithstanding Section 5.01(a), in the event of a Participant’s death before the distribution of all of his or her Class Years have commenced, his or her Beneficiary shall receive the Value of his or her entire Account balance in cash in a lump sum within 60 days following the date of the Participant’s death. Also notwithstanding Section 5.01(a), in the event of a Participant’s death after he or she has commenced receiving installment payments relating to a Class Year, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining Value of the installment payments as soon as administratively practicable following the Participant’s death, provided, however, that if the Participant so elected prior to his or her death, the Participant’s Beneficiary shall continue to receive installment payments relating to such Class Year on the same schedule as the Participant was receiving.
     (c) Disability. Notwithstanding Section 5.01(a), in the event that a Participant incurs a Disability before the distribution of a Class Year has commenced, the Company shall commence paying benefits relating to such Class Year to the Participant as soon as administratively feasible after the Participant becomes disabled, provided, however, that if the Participant so elects at least twelve months prior to the date of his or her Disability, he or she may commence receiving his or her amounts relating to a Class Year as of the later of the first day of the month following his or her 65th birthday or the first day of the month following the day on which his or her long-term disability payments under the Company’s long-term disability plan cease. Distributions under this Section 5.01(c) may be made in any form permissible under Section 5.02 as elected by the Participant at least twelve months prior to the date of his or her Disability or within 30 days of the Participant becoming eligible to participate in the Plan.
     (d) Change of Control. Each Participant may make a separate election regarding when the distribution of a Class Year(s) shall be paid following a Change of Control in the same manner provided under Section 5.01(a). Any such election shall supersede all other elections if a Change of Control occurs prior to the time when the Participant is in pay status under the Plan. Any such election must be made at least twelve months prior to the Change of Control to be effective (or within 30 days of the Participant becoming eligible to participate in the Plan). If a Participant makes such an election, he or she may change it only by electing a later date on which to receive a distribution. If the new date that the Participant elects turns out to be five or more years after the date on which the distribution of such Class Year(s) otherwise would have commenced as a result of the Change of Control under the Participant’s prior distribution election, the new election shall be valid and the prior election shall be disregarded. If not, the distribution of the Class Year(s) shall begin as soon as administratively feasible following the Change of Control pursuant to the Participant’s old distribution election.
     (e) Changing Distribution Timing Elections. Except as otherwise provided in Section Sections 5.01(d) and (f), a Participant may change any of his or her distribution elections at any time; provided, however, any such change shall not become effective until twelve months after the date that such election change is made. Once a Participant selects a specific date for a distribution to begin, he or she may not change the timing of the distribution to an earlier date, and any later date that the Participant selects must be at least five years after the date on which the distribution would otherwise commence under the existing distribution election. If a Participant previously elected to commence the distribution of his or her benefits upon the termination of his or her employment or upon the earlier of his or her termination of employment or a specified date, any new distribution election shall be valid only if the new election is made at least twelve months in advance of the date on which the benefits would otherwise commence under the existing distribution election and the date on which benefits will commence under the new election is at least five years after the date on which the benefits would have otherwise commenced under the existing distribution election.
     (f) Notwithstanding the foregoing, pursuant to the rules set forth in IRS Notice 2007-86, a Participant who made a distribution election under this Section or Section 5.02 on or after January 1, 2006 but before January 1, 2009 will be permitted to revise such election provided that such revised election satisfies the following criteria: (i) with respect to an election to change a time of payment made on or after January 1, 2006 and on or before December 31, 2006, the election may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006; (ii) with respect to an election to change a time of payment made on or after January 1, 2007 and on or before December 31, 2007, the election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; (iii) with respect to an election to change a time of payment made on or after January 1, 2008 and on or before December 31, 2008, the election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008; and (iv) the revised election(s) are made during the Open Enrollment Periods prescribed by the Committee. A Participant may revise any distribution elections made on or after January 1, 2009 to the extent such revisions are permitted by future guidance and in accordance with any rules for such revisions established by the Committee.
     5.02 Form of Payment. Except as otherwise provided in Section 5.01, the benefits payable pursuant to Section 5.01 shall be paid in cash in one of the following forms, as elected by the Participant in his or her distribution election in connection with each Class Year:
     (a) Installments. Annual payments of a fixed amount that shall amortize the amount relating to the Class Year as of the payment commencement date over a period not to exceed 20 years (together, in the case of each annual payment, with deemed earnings thereon credited after the payment commencement date pursuant to Section 5.01).
     (b) Single Sum Distribution. A single sum payment to the Participant or Beneficiary, as applicable.
     In the event a Participant has never made a distribution election, his or her entire Account balance shall be distributed in a single sum distribution.
     (c) Changing Distribution Form Elections. Except as otherwise provided in Section 5.01(f), a Participant may change a previous distribution election from installments to a lump sum provided that the subsequent election is made at least twelve months in advance of the date that the installments would have commenced otherwise and the lump sum is payable no earlier than five years after the installments were to commence otherwise.
     5.03 Commencement of Benefits to 162(m) Covered Employees and 409A Specified Employees. The distribution of a Covered Employee’s benefit applicable to a Class Year shall be made upon the later of (a) the date elected by the Covered Employee for the distribution of his or her Class Year to commence and (b) April 1 of the year following the Covered Employee’s termination of employment. In the event a Class Year is payable on account of the separation of service of a Specified Employee, the Committee shall delay the distribution of the lump sum payment or the commencement of installment payments, as applicable, for a period of six months following the separation from service, during which time earnings shall still accrue in accordance with the applicable deemed investments.
     5.04 Small Benefit. In the event the Committee determines that the Value of a Participant’s Account is $5,000 or less at the time of such Participant’s termination of employment, or the Value of the balance of the Participant’s Account payable to any Beneficiary is $5,000 or less at the time of the Participant’s death, the Committee shall pay the benefit in the form of a lump sum, notwithstanding any provision of the Plan or a Participant’s election to the contrary. Such lump sum payment shall be equal to the Value of the balance of the Participant’s Account or the portion thereof payable to a Beneficiary.
     5.05 Hardship Withdrawal. In the event that the Committee receives a written request of a Participant or Beneficiary that the Participant or Beneficiary has suffered an unforeseeable financial emergency, the Committee shall cease the Participant’s Base Compensation Deferrals and Bonus Deferrals. In the event the cessation of deferrals alleviates the circumstances giving rise to the need for the withdrawal the Participant may resume Base Compensation Deferrals or Bonus Deferrals as of the first day of the Plan Year following the cessation; provided the Participant makes a timely deferral election in accordance with Article 3 with respect to such amounts. To the extent that the cessation of deferrals will not alleviate the circumstances giving rise to the need for the withdrawal, the Committee shall determine, in its sole discretion, whether the Participant or Beneficiary has suffered an unforeseeable financial emergency. Employer shall pay to the Participant or Beneficiary, as soon as practicable following such determination, an amount necessary to meet the emergency (the “Hardship Withdrawal”), but not exceeding the aggregate balance of the Participant’s or Beneficiary’s Account as of the date of such payment. In that event, a Participant’s Base Compensation Deferrals and Bonus Deferrals shall cease until the first day of the Plan Year following the last day of the twelve-month period after the Hardship Withdrawal is made. The amount of the Hardship Withdrawal shall be deducted from the earliest Class Year(s). For purposes of this Section 5.05, an “unforeseeable financial emergency” shall mean an event that the Committee determines to give rise to an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as prescribed by Section 409A of the Code and the regulations promulgated thereunder. The amount of a Hardship Withdrawal may not exceed the amount that the Committee reasonably determines to be necessary to meet such emergency needs (including taxes incurred by reason of a taxable distribution). The amount of the benefit otherwise payable under the Plan to such Participant or Beneficiary shall be adjusted to reflect the early payment of the Hardship Withdrawal.
ARTICLE 6
BENEFICIARY DESIGNATION
     6.01 Beneficiary Designation. Each Participant shall have the sole right, at any time, to designate any person(s) or entity as his or her Beneficiary to whom payment under the Plan shall be made in the event of the Participant’s death prior to complete distribution of his or her

Account. Any Beneficiary designation shall be made in a written instrument provided by the Committee. All Beneficiary designations must be filed in the manner required by the Committee and shall be effective only when received by the Committee.
     6.02 Change of Beneficiary Designation. Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which shall cancel all Beneficiary designations previously filed. The designation of a Beneficiary may not be made or changed at any time without the consent of the applicable Participant except as required by a court of competent jurisdiction.
     6.03 No Designation. If all designated Beneficiaries predecease the Participant or if no designated Beneficiary is on file for the Participant at the time of the Participant’s death, the Participant’s Account shall be paid to the Participant’s beneficiaries designated under the Savings Plan, or, if no such beneficiaries are alive, the Participant’s estate.
     6.04 Effect of Payment. Payment to a Participant’s Beneficiary (or, upon the death of a primary Beneficiary, to the contingent Beneficiary or, if none, to the Participant’s beneficiary under the Savings Plan or, if none, to the Participant’s estate) shall completely discharge the Employer’s obligations under the Plan.
ARTICLE 7
ADMINISTRATION
     7.01 Committee. The Plan shall be administered by the Committee. The Committee shall have (a) complete discretion to supervise the administration and operation of the Plan, (b) complete discretion to adopt rules and procedures governing the Plan from time to time, and (c) sole authority to interpret the terms of the Plan.
     7.02 Investments. The Investment Committee shall have the sole discretion to choose the investment options available under the Plan and to change or eliminate such investment options, from time to time, as it deems appropriate.
     7.03 Binding Effect of Decisions. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, or application of the Plan shall be final and binding upon all persons having any interest in the Plan.
     7.04 Indemnification of Committee. The Company shall indemnify and hold harmless the members of the Committee and Investment Committee and their designees against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or designee of the Committee or Investment Committee.
ARTICLE 8
AMENDMENT AND TERMINATION OF PLAN
     8.01 Amendment. The Board of Directors of the Company or its delegate, on behalf of itself and of each Selected Affiliate may at any time amend, suspend, or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension, or reinstatement may adversely affect any Participant’s Account, as it existed as of the day before the effective date of such amendment, suspension, or reinstatement, without such Participant’s prior written consent. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.
     8.02 Termination. The Board of Directors of the Company or its delegate, on behalf of itself and of each Selected Affiliate, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. On and after Plan termination, the Committee shall take those actions necessary to administer any Accounts existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant’s Account, the crediting of investment return under Section 4.02, or the timing or method of distribution of a Participant’s Account, without the Participant’s prior written consent.
ARTICLE 9
MISCELLANEOUS
     9.01 Funding. Participants, their Beneficiaries, and their heirs, successors, and assigns shall have no secured interest or claim in any property or assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. Notwithstanding the foregoing, in the event of a Change in Control, the Company shall create an irrevocable trust, or before such time the Company may create an irrevocable or revocable trust, to hold funds to be used in payment of the obligations of Employers under the Plan. In the event of a Change in Control or prior thereto, the Employers shall fund such trust in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control, provided that any funds contained therein shall remain available for the claims of the respective Employer’s general creditors.
     9.02 Nonassignability. No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance, or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge, or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the Company’s highest ranking human resources official and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “Terminated Participant”).
          As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Employer and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children, or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.
     9.03 Claims Procedure
     (a) Claim. A person who believes that he or she is being denied a Supplemental Benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.
     (b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause.
     (c) Information. If the claim is denied in whole or in part, the Claimant shall be provided an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth:
(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan upon which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v)	The time limits for requesting a review under subsection (d) hereof; and

(vi)	A statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on review.
     (d) Request for Review. Within 60 days after the receipt by the Claimant of the opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and estopped from challenging the determination.
     (e) Review of Decision. Within 60 days after the Committee’s receipt of a request for review, it shall review the initial determination. After considering all materials presented by the Claimant, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60-day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
     9.04 Governing Law. The Plan is intended to constitute an unfunded plan providing retirement or deferred compensation benefits for officers and highly compensated employees exempt from the requirements of parts 2, 3, and 4 of ERISA. Except to the extent otherwise provided in ERISA and the Code, this Plan shall be construed, regulated, and administered under the laws of the State of New Jersey.
     9.05 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, its Selected Affiliates, and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity that, whether by merger, consolidation, purchase, or otherwise, acquires all or substantially all of the business and assets of the Company or a Selected Affiliate and successors of any such Company or other business entity.
     9.06 Right to Continued Service. Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Employer or in any other capacity.
     9.07 Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced without regard to such illegal or invalid provision.

EXHIBIT A
     The following are the investment options that are used in determining the Investment Return Rate under the Plan.
Account Name (Fund Code)
     Vanguard 500 Index Fund Investor Shares (000040)
     Vanguard Treasury Money Market Fund (000050) — Default Investment Election
     Vanguard Life Strategy Growth Fund (000122)
     Vanguard Wellington Fund Investor Shares (000021)
     Vanguard Windsor Fund Investor Shares (000022)
     Vanguard Explorer Fund Investor Shares (000024)
     Vanguard ST Investment Grade Fund Investor Shares (000039)
     Vanguard Life Strategy Income Fund (00007L)
     Vanguard Life Strategy Conservative Growth Fund (00007M)
     Vanguard Life Strategy Moderate Growth Fund (000914)
     Vanguard IT Investment Grade Fund Investor Shares (000071)
     Vanguard US Growth Fund Investor Shares (000023)
     Vanguard International Growth Fund Investor Shares (000081)
     Schering-Plough Company Stock Investment Option (000117)

A-1